EXHIBIT 1

            DELAWARE COURT RULES IN FAVOR OF JANA PARTNERS' RIGHT TO
               NOMINATE SEVEN DIRECTORS FOR BOARD OF CNET NETWORKS

NEW YORK, March 13, 2008 - JANA Partners LLC ("JANA") announced today that the Delaware Court of Chancery has upheld the rights of an affiliate of JANA to nominate seven directors and propose other business at the 2008 Annual Meeting of Stockholders of CNET Networks, Inc. (Nasdaq: CNET). Following today's ruling, JANA Managing Partner Barry Rosenstein issued the following statement:

     "This is the first step towards putting aside the legal mechanisms CNET has relied on to fight our effort to create stockholder value, which have included a poison pill, golden parachutes and an attempt to prevent us from proposing new directors, an attempt which the court today rejected. We look forward to moving on to a substantive discussion of the need for change at CNET, and why we believe our nominees have the expertise and experience needed to reverse CNET's ongoing underperformance. We hope that the company will now put aside their efforts to thwart this debate with technicalities and instead engage stockholders in a dialogue about the company's future."

On January 7, 2008 CNET claimed that the efforts of a JANA affiliate to nominate two directors for election to the open board seats at CNET's 2008 Annual Stockholders Meeting and to add five additional nominees to the board of directors were "improper" under its bylaws and sought to deny its right as a stockholder to do so, after which this affiliate of JANA filed suit in Delaware challenging the company's interpretation of its bylaws. The Delaware Court of Chancery today rejected CNET's arguments and affirmed JANA's affiliate's right to have its nominations and proposals considered by stockholders at CNET's Annual Meeting.

BACKGROUND

JANA has joined with Sandell Asset Management Corp. ("Sandell"), Paul Gardi of Alex Interactive Media, Spark Capital and Velocity Interactive Group in seeking to elect two individuals to replace the board members who are up for re-election at CNET's 2008 stockholders meeting and to expand CNET's board by five members and nominate individuals to fill those vacancies.

JANA PARTNERS LLC is a multi-billion dollar investment management firm founded in 2001 by Barry Rosenstein. JANA has on numerous occasions, alone or with other shareholders, challenged management to focus on creating shareholder value, including with respect to Kerr-McGee Corporation, Time Warner, Titan International, TD Ameritrade and The Houston Exploration Company.

ALEX INTERACTIVE MEDIA, LLC ("AIM") is a private company focused on leveraging its domain expertise in digital media and related industries.

SPARK CAPITAL is a venture capital fund focused on building businesses that transform the distribution, management and monetization of media and content, with experience in identifying and actively building market-leading companies in sectors including infrastructure (Qtera, RiverDelta, Aether Systems, Broadbus and BigBand), networks (College Sports Television, TVONE and XCOM) and services (Akamai and the Platform). Spark Capital has over $600 million under management, and is based in Boston, Massachusetts.

VELOCITY INTERACTIVE GROUP, LLC is an investment firm that focuses on digital media and communications. Velocity Interactive Group has offices in Palo Alto, Los Angeles and New York.

SANDELL ASSET MANAGEMENT CORP., is a multi-billion dollar global investment management firm, founded by Thomas E. Sandell, that focuses on global corporate events and restructurings throughout North America, Continental Europe, the United Kingdom, Latin America and the Asia-Pacific theatres. Sandell frequently will take an "active involvement" in facilitating financial or organization improvements accruing to the benefit of investors.

ALL STOCKHOLDERS OF CNET ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE INVESTORS AND NOMINEES NAMED ABOVE (THE "PARTICIPANTS") FROM THE STOCKHOLDERS OF CNET FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF CNET WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. WHEN COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF CNET AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. INFORMATION RELATING TO THE PARTICIPANTS IS CONTAINED IN
EXHIBIT 2 TO THE SCHEDULE 14A FILED BY THE PARTICIPANTS WITH THE SEC ON JANUARY 14, 2008.

CONTACTS:

Sard Verbinnen & Co
George Sard 212-687-8080
or
Paul Kranhold or Andrew Cole, 415-618-8750 or
JANA Partners LLC
Charles Penner, 212-692-7696

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